Exhibit 99.1

CAVENDISH FUTURES FUND LLC

Financial Statements
with Report of Independent Registered Public Accounting Firm

For the period from February 19, 2013 (commencement of trading operations) through December 31, 2013

Cavendish Futures Fund LLC

Affirmation of the Commodity Pool Operator

IN WITNESS WHEREOF, the undersigned has made and signed this document, and affirms that to the best of his knowledge and belief, the information contained on the attached statement is accurate and complete.

By:	/s/ Jerry Pascucci

Jerry Pascucci
President and Director
Sydling Futures Management LLC
Trading Manager, Cavendish Futures Fund LLC

CAVENDISH FUTURES FUND LLC

Financial Statements
with Report of Independent Registered Public Accounting Firm

For the period from February 19, 2013 (commencement of trading operations) through December 31, 2013

Financial statements of Sydling WNT Master Fund LLC for the period from February 19, 2013 (commencement of trading operations) to December 31, 2013 are attached to these financial statements and are an integral part thereof.

Report of Independent Registered Public Accounting Firm

To the Member of

Cavendish Futures Fund LLC

We have audited the accompanying statement of financial condition Cavendish Fund LLC (the “Feeder Fund”) as of December 31, 2013, and the related statement of operations, changes in members’ capital and the financial highlights for the period from February 19, 2013 (commencement of trading operations) through December 31, 2013. These financial statements and financial highlights are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Feeder Fund’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Feeder Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Cavendish Futures Fund LLC at December 31, 2013, and the results of its operations, the changes in its members’ capital and the financial highlights for the period from February 19, 2013 (commencement of trading operations) through December 31, 2013 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York
March 18, 2014

Cavendish Futures Fund LLC

Statement of Financial Condition

December 31, 2013
(Expressed in U.S. Dollars)

ASSETS

Investment in Sydling WNT Master Fund LLC, at fair value (cost $44,508,580)	$47,033,777
Cash (Note 3e)	3,617,100
Receivable from Sydling WNT Master Fund LLC	649,774
Total Assets	$51,300,651

LIABILITIES

Redemption payable	$98,738
Subscriptions received in advance (Note 3e)	3,537,500
Incentive fee payable (Note 4b)	449,717
Accrued expenses:
Advisory fees (Note 4b)	59,577
Administrative fees (Notes 4a and 4c)	19,859
Professional fees and other expenses	93,917
Organizational costs (Note 5)	105,915
Total Liabilities	4,365,223

MEMBERS’ CAPITAL

Member Designee (25.000 units)	25,714
Non-Managing Members (45,606.512 units)	46,909,714
Total Members’ Capital	46,935,428
Total Liabilities and Members’ Capital	$51,300,651
Members’ Capital per unit (based on 45,631.512 units)	$1,028.57

See accompanying notes to financial statements and attached financial statements of Sydling WNT Master Fund LLC.

2

Cavendish Futures Fund LLC

Statement of Operations

For the period from February 19, 2013 (commencement of trading operations) to
December 31, 2013

(Expressed in U.S. Dollars)

INVESTMENT INCOME

Interest allocated from Sydling WNT Master Fund LLC	$11,371

EXPENSES

Expenses allocated from Sydling WNT Master Fund LLC	1,306,199
Incentive fee (Note 4b)	449,717
Advisory fees (Note 4b)	501,620
Administrative fees (Notes 4a and 4c)	167,207
Professional fees and other expenses	207,500
Organizational costs (Note 5)	181,566
Total Expenses	2,813,809

NET INVESTMENT LOSS	(2,802,438)

TRADING RESULTS

Net realized gain allocated from Sydling WNT Master Fund LLC	1,772,152
Net change in unrealized appreciation allocated from Sydling WNT Master Fund LLC	2,096,940
Total Trading Results	3,869,092

Net income	1,066,654
Net income per unit	$28.57

See accompanying notes to financial statements and attached financial statements of Sydling WNT Master Fund LLC.

3

Cavendish Futures Fund LLC

Statement of Changes in Members’ Capital

For the period from February 19, 2013 (commencement of trading operations) to
December 31, 2013

(Expressed in U.S. Dollars)

	Non-Managing Members	Member Designee	Total

Initial capital contributions, 26,182.375 Units of Non-Managing Member interest and the Member Designee’s contribution representing 25.000 units	$26,182,375	$25,000	$26,207,375

Subscriptions 20,677.739 Units of Non-Managing Member interest	20,890,109	—	20,890,109

Redemptions, 1,253.602 Units of Non-Managing Member interest	(1,228,710)	—	(1,228,710)

Net Income	1,065,940	714	1,066,654

Members’ Capital at December 31, 2013	$46,909,714	$25,714	$46,935,428

See accompanying notes to financial statements and attached financial statements of Sydling WNT Master Fund LLC.

4

Cavendish Futures Fund LLC

Financial Highlights

For the period from February 19, 2013 (commencement of trading operations) to
December 31, 2013

(Expressed in U.S. Dollars)

The following represents the ratios to average members’ capital and other supplemental information for the period indicated:

Per share operating performance: (a)
Members’ capital per unit, beginning of period	$1,000.00
Income from investment operations:
Net investment loss	(76.37)
Net realized and unrealized gain/(loss) from investment activities (b)	104.94
Total from investment operations	28.57
Members’ capital per unit, end of period	$1,028.57

Ratio/Supplemental Data: (c)
Ratio of net investment loss to average Members’ capital	(8.35)%
Ratio of operating expenses to average Members’ capital before incentive fee	7.05%
Ratio of incentive fee to average Members’ capital	1.34%
Ratio of operating expenses to average Members’ capital after incentive fee	8.39%

Total return before incentive fee (d)	1.63%
Incentive fee	1.23%
Total return after incentive fee	2.86%
Members’ capital at end of period	$46,935,428

The computation of ratios to average members’ capital and total return based on the amount of expenses and incentive allocation assessed to an individual investor’s capital may vary from these ratios and total return based on the timing of capital transactions.

(a)         Per share operating performance is calculated on a monthly basis by dividing each line item by the outstanding units at month-end prior to the reduction of redeemed units.

(b)         Net realized and unrealized gain/(loss) from investment activities has been adjusted to reflect organization costs amortized over 24 months for the purpose of subscriptions and redemptions (Note 5).

(c)          The ratios to average members’ capital are annualized.  The average members’ capital used in the above ratios are an average of each month-end members’ capital during the year.

(d)         Total return assumes a purchase of an interest in the Fund at the beginning of the period and a sale of the Fund interest on the last day of the period noted.  For the period from February 19, 2013 (commencement of trading operations) through December 31, 2013 where the period is less than the fiscal year, total return has not been annualized.

See accompanying notes to financial statements and attached financial statements of Sydling WNT Master Fund LLC.

5

Cavendish Futures Fund LLC

Notes to Financial Statements

December 31, 2013

(Expressed in U.S. Dollars)

1.                                      Organization

Cavendish Futures Fund LLC (the “Fund”) is a Delaware limited liability company formed on August 7, 2012.  Trading operations of the Fund commenced on February 19, 2013.  The Fund’s investment objective is to seek to achieve capital appreciation through speculative trading in U.S. and international futures, options on futures and forward markets.  The Fund may also engage in swap and other derivative transactions upon approval of Sydling.  The Fund invests substantially all of its assets in Sydling WNT Master Fund LLC (the “Master Fund”), also a Delaware limited liability company, that has the same investment objective as the Fund.  The financial statements of the Master Fund, including the condensed schedule of investments, are included elsewhere in this report and should be read with the Fund’s financial statements.  The percentage of the Master Fund’s capital owned by the Fund at December 31, 2013 was 100%.  The performance of the Fund is directly affected by the performance of the Master Fund.

The Fund is member managed for purposes of Delaware law.  Pursuant to the limited liability company agreement of the Fund, as may be amended from time to time (the “LLC Agreement”), the members of the Fund have appointed Sydling Futures Management LLC (“Sydling”) to act as the Fund’s trading manager and commodity pool operator.  Sydling is registered as a commodity pool operator and a commodity trading advisor and is a member of the National Futures Association (“NFA”) effective August 10, 2011.  Sydling, a wholly owned subsidiary of UBS Alternatives LLC, was formed on August 4, 2011.  UBS Alternatives LLC is a wholly owned subsidiary of UBS Americas Inc. which ultimately is a subsidiary of UBS AG.

Winton Capital Management Limited (the “Advisor” or “WNT”) serves as the trading advisor to the Fund and the Master Fund.

BNY Mellon Investment Servicing (US) Inc. serves as administrator (the “Administrator”) of the Fund.

The Fund privately and continually offers units of limited liability company interest in the Fund to qualified investors and are generally accepted monthly.  There is no maximum number of units that may be sold in the Fund.  Sydling may reject any subscription for any reason for a reasonable period of time after receipt.  Generally, units may be redeemed on the last day of any month with five days written notice provided that such units are held for three full months.  In general, the Fund will make payment for redeemed units within ten business days following the redemption date.

6

Cavendish Futures Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

2.                                      Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2011-11, Disclosures about Offsetting Assets and Liabilities, which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards (“IFRS”). The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Fund should also provide the disclosures retrospectively for all comparative periods presented.  The impact of the pronouncement was not material as the Master Fund has presented both net unrealized gains and losses on open future contracts on the statement of operations and disclosed gross unrealized gains and losses in Note 6, “Trading Activities”.  The Master Fund’s financial statements are attached to the Fund’s financial statements.

In June 2013, the FASB issued ASU No. 2013-08, Financial Services — Investment Companies (Topic 946), which creates a two-tiered approach to assess whether an entity is an investment company. The guidance will also require an investment company to measure non-controlling ownership interests in other investment companies at fair value and will require additional disclosures relating to investment company status, any changes thereto and information about financial support provided or contractually required to be provided to any of the investment company’s investees. The guidance is effective for financial statements with fiscal years beginning on or after December 15, 2013 and interim periods within those fiscal years.  The Fund and the Master Fund are investment companies as described in ASU No. 2013-08.  The Fund carries its investment in the Master Fund at fair value and therefore, there is no impact to the Fund’s financial statements as a result of adopting the pronouncement.

3.                                      Significant Accounting Policies

a.              Use of Estimates

The preparation of financial statements and accompanying notes in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets

7

Cavendish Futures Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

3.                                      Significant Accounting Policies (continued)

a.              Use of Estimates (continued)

and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in members’ capital from operations during the reporting period.  Actual results could differ from those estimates.

b.              Statements of Cash Flows

The Fund is not required to provide a Statements of Cash Flows in accordance with Accounting Standard Codification (“ASC”) 230, Statement of Cash Flows.

c.               Fair Value Measurements

The Fund values its investments at fair value, in accordance with U.S. GAAP, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Various inputs are used in determining the fair value of the Fund’s investments which are summarized in the three broad levels listed below.

Level 1 — quoted prices (unadjusted) in active markets for identical securities.

Level 2 — other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment spreads, credit risk, etc.)

Level 3 — significant unobservable inputs (including the Master Fund’s own assumptions and indicative non-binding broker quotes.)

Fair value measurement disclosure for each class of assets and liabilities requires greater disaggregation than the Fund’s line items in the Statements of Financial Condition.  The Fund determines the appropriate classes for those disclosures on the basis of the nature and risks of the assets and liabilities and their classification in the fair value hierarchy (i.e., Level 1, Level 2, and Level 3).

The Fund values investments in the Master Fund where there are no other rights or obligations inherent within the ownership interest held by the Fund based on the end of the day net asset value of the Master Fund (Level 2).  The value of the Fund’s investment in the Master Fund reflects its proportional interest in the Master Fund.  As of and for the period ended December 31, 2013, the Fund did not hold any derivative instruments that are based on unadjusted quoted prices in active markets for identical assets (Level 2) or priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).

8

Cavendish Futures Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

3.                                      Significant Accounting Policies (continued)

c.               Fair Value Measurements (continued)

For disclosures regarding the Master Fund’s investments and fair value measurements, see Note 3, “Significant Accounting Policies” on the attached Master Fund’s financial statements.

d.              Investment in Master Fund

The Fund records its investment in the Master Fund at fair value and is represented by the Fund’s proportionate interest in the members’ capital of the Master Fund at December 31, 2013.  Valuation of securities held by the Master Fund is discussed in the notes to the Master Fund’s financial statements.  The Fund records its pro rata share of the Master Fund’s income, expenses and realized and unrealized gains and losses.  The performance of the Fund is directly attributable to the performance of the Master Fund.  The Fund records its subscription and redemption of the capital account related to its investment in the Master Fund on the transaction date.  The Master Fund will adjust the capital account of the Fund.  Brokerage, clearing and transaction fees are incurred by the Master Fund and are reflected in the pro rata allocation received by the Fund from the Master Fund.

e.               Subscriptions Received in Advance

Subscriptions received in advance represent amount paid by the non-managing members for a percentage ownership into the Fund which have not yet been added as members’ capital as of December 31, 2013.  The amount paid is held as cash in the Fund’s escrow account and represents the cash on the Statements of Financial Condition.

f.                Redemptions Payable

Pursuant to ASC Topic 480, Distinguishing Liabilities from Equity, capital withdrawals effective December 31, 2013 have been reflected as redemptions payable in the Statements of Financial Condition.

g.              Income Taxes

The Fund is classified as a partnership for U.S. federal income tax purposes, and the Fund will not pay U.S. federal income tax.  As a result, no income tax liability or expense has been recorded in the financial statements.

9

Cavendish Futures Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

3.                                      Significant Accounting Policies (continued)

g.              Income Taxes (continued)

Management has analyzed the Master Fund’s tax positions for the open tax period and has concluded that no provision is required in the Master Fund’s financial statements.  The Master Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the Statements of Operations.  For the period ended December 31, 2013, the Master Fund did not incur any interest or penalties.

4.                                      Related Party Transactions and Other Agreements

a.              Limited Liability Company Agreement

Sydling administers the business affairs of the Fund including selecting one or more advisors to make trading decisions for the Fund.  The Fund will pay Sydling a monthly administration fee in return for its services equal to 1/12 of 0.50% (0.50% per year) of month-end adjusted members’ capital of the Fund.  Month-end members’ capital, for the purpose of calculating administration fees are members’ capital, as defined in the Limited Liability Company Agreement, prior to the reduction of the current month’s incentive allocation accrual, the monthly advisory fee, Sydling’s administration fee and any redemptions or distributions as of the end of such month.  For the period from February 19, 2013 (commencement of trading operations) to December 31, 2013, the Fund incurred administrative fees of $167,207, of which $19,859 remained payable and is reflected on the Statement of Financial Condition as of December 31, 2013.

Each unit, when purchased by a member, shall be fully paid and non-assessable.  No member shall be liable for Fund obligations in excess of the capital contributed by the member, plus such member’s share of undistributed profits, if any.

b.              Trading Advisory Agreement

Sydling, on behalf of the Fund, has entered into an advisory agreement (the “Trading Advisory Agreement”) with the Advisor, a registered commodity trading advisor.  The Advisor is not affiliated with Sydling or UBS Securities LLC or its affiliates and is not responsible for the organization or operation of the Fund.  The Trading Advisory Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Fund.  During the period from February 19, 2013 (commencement of trading operations) to December 31, 2013, the Fund paid the Advisor a monthly advisory fee equal to 1/12 of 1.5% (1.5% per year) of month-end members’ capital of the Fund.  Month-end members’ capital, for the purpose of calculating advisory fees are members’ capital, as defined in the Limited Liability Company Agreement, prior to the reduction of

10

Cavendish Futures Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

4.                                      Related Party Transactions and Other Agreements (continued)

b.              Trading Advisory Agreement (continued)

the current month’s incentive allocation accrual, the monthly advisory fee, Sydling’s administration fee and any redemptions or distributions as of the end of such month.  The Trading Advisory Agreement may be terminated upon notice by either party.  For the period from February 19, 2013 (commencement of trading operations) to December 31, 2013, the Fund incurred advisory fees of $501,620, of which $59,577 remained payable and is reflected on the Statement of Financial Condition as of December 31, 2013.

In addition, the Advisor of the Fund and receives a quarterly incentive fee equal to 20% of New Trading Profits, as defined in the Trading Advisory Agreement, earned on behalf of the Fund during each calendar quarter and are issued as special member units.  Pursuant to the Trading Advisory Agreement, the first incentive fee shall be made at end of the first full calendar quarter of trading or June 30, 2013.  The amount of $449,717 represents the incentive fee earned on new trading profits earned during the period ended December 31, 2013.

In allocating substantially all of the assets of the Fund to the Master Fund, Sydling considered the Advisor’s past performance, trading style, volatility of markets traded and fee requirements.  Sydling may modify or terminate the allocation of assets to the Advisor at any time.

c.               Administration Agreement

Sydling, on behalf of the Fund, has entered into an administration agreement with the Administrator.  The Administrator will assist Sydling in performing certain day-to-day tasks on behalf of the Fund, including but not limited to, calculating daily or periodic portfolio valuations, reconciling cash and portfolio positions, providing portfolio reporting, maintaining books and records and calculating all fund fees.  Sydling will pay a portion of the administrative fee it receives from the Fund to the Administrator.

5.                                      Organization Costs

In 2013, organization costs of $181,566 relating to the issuance and marketing of the Fund’s units offered were initially paid by UBS Financial Services Inc. (“UBSFSI”).  These costs have been recorded as organization costs in the Statement of Financial Condition and represent the amount due to UBSFSI.  These costs are being reimbursed to UBSFSI by the Fund in 24 monthly installments.  The monthly installments will reduce the members’ capital for the purpose of calculating administrative and advisory fees and the incentive allocation.

11

Cavendish Futures Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

5.                                      Organization Costs (continued)

As of December 31, 2013, $75,651 of these costs have been reimbursed to UBSFSI by the Fund.  The remaining liability due to UBSFSI will not reduce the net asset value per unit (“NAV”) for any purpose other than financial reporting, including calculation of administrative and advisory fees, incentive allocation and the redemption/subscription value of units.

6.                                      Subscriptions, Distributions and Redemptions

The Fund will offer units privately through its selling agent, UBSFSI.  UBS Securities LLC will pay a portion of its brokerage commissions to UBSFSI financial advisors who have sold units in the Fund.  The Fund may engage additional selling agents in the future, including selling agents affiliated or unaffiliated with Sydling.  The minimum initial subscription in the Fund is $25,000 (or $10,000 in the case of ERISA Plans).  The minimum additional investment for those who are current members and are qualified investors is $10,000.  Sydling may, in its sole discretion, lower these amounts.  Subscriptions for units are made five business days prior to the end of a month and are made at the NAV on the first day of the following month.  Sydling may reject any subscription for any reason for a reasonable period of time after receipt.

Distributions, if any, will be made at the sole discretion of Sydling.

Contingent upon 5 days’ prior notice to the trading manager, redemptions of the Fund’s units are made at the NAV as of the end of any month, provided that such units were held for three full months.  The units are classified as a liability when a member elects to redeem and informs the trading manager.  Sydling may, in its sole discretion, modify the length of required notices or other restrictions.

7.                                      Subsequent Events

Management has evaluated the impact of all subsequent events on the Fund through the date these financial statements were available to be issued.  Subsequent to year end additional subscriptions were received from the non-managing members totaling $13,293,480. Subsequent to year end redemptions were paid to the non-managing members totaling $294,106. Management has determined that there were no additional subsequent events requiring recognition or disclosure in the financial statements.

12

SYDLING WNT MASTER FUND LLC

Financial Statements
with Report of Independent Registered Public Accounting Firm

For the period from February 19, 2013 (commencement of trading operations) to December 31, 2013

Sydling WNT Master Fund LLC

Affirmation of the Commodity Pool Operator

IN WITNESS WHEREOF, the undersigned has made and signed this document, and affirms that to the best of his knowledge and belief, the information contained on the attached statement is accurate and complete.

By:	/s/ Jerry Pascucci
Jerry Pascucci
President and Director
Sydling Futures Management LLC
Trading Manager, Sydling WNT Master Fund LLC

SYDLING WNT MASTER FUND LLC

Financial Statements
with Report of Independent Registered Public Accounting Firm

For the period from February 19, 2013 (commencement of trading operations) to December 31, 2013

Contents

Report of Independent Registered Public Accounting Firm	1

Statement of Financial Condition	2

Condensed Schedule of Investments	3

Statement of Operations	4

Statement of Changes in Member’s Capital	5

Financial Highlights	6

Notes to Financial Statements	7

Report of Independent Registered Public Accounting Firm

To the Member of

Sydling WNT Master Fund LLC

We have audited the accompanying statement of financial condition of Sydling WNT Master Fund LLC (the “Master Fund”), including the condensed schedules of investments, as of December 31, 2013 and the related statements of operations and changes in member’s capital and the financial highlights for the period from February 19, 2013 (commencement of trading operations) through December 31, 2013. These financial statements and financial highlights are the responsibility of the Master Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Master Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Master Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and the financial highlights referred to above present fairly, in all material respects, the financial position of Sydling WNT Master Fund LLC at December 31, 2013 and the results of its operations, the changes in its member’s capital and the financial highlights for the period from February 19, 2013 (commencement of trading operations) through December 31, 2013, in conformity with U.S. generally accepted accounting principles.

New York, New York
March 18, 2014

Sydling WNT Master Fund LLC

Statement of Financial Condition

December 31, 2013

(Expressed in U.S. Dollars)

ASSETS

Cash (including restricted cash of $5,352,928)	$45,760,991
Net unrealized appreciation on open futures contracts	2,096,940
Interest receivable	434
Total Assets	$47,858,365

LIABILITIES AND MEMBER’S CAPITAL

Redemptions payable	$649,774
Accrued expenses:
Brokerage commissions	139,484
Professional fees and other expenses	35,330
Total Liabilities	824,588

MEMBER’S CAPITAL

Non-Managing Member	47,033,777
Total Member’s Capital	47,033,777
Total Liabilities and Member’s Capital	$47,858,365

The accompanying notes are an integral part of these financial statements.

Sydling WNT Master Fund LLC

Condensed Schedule of Investments

December 31, 2012

(Expressed in U.S. Dollars)

			Percent of
Number of			Member’s
Contracts		Fair Value	Capital
	FUTURES CONTRACTS OWNED
360	CURRENCIES	$229,915	0.49%
50	ENERGY	38,510	0.08%
1,399	FINANCIALS	(426,526)	(0.91)%
99	GRAINS	(55,735)	(0.12)%
583	INDEX	1,610,343	3.42%
1	INDUSTRIALS	(396)	0.00%
19	MEATS	(18,890)	(0.04)%
17	METALS	(26,527)	(0.06)%
	TOTAL FUTURES CONTRACTS OWNED	1,350,694	2.86%
	FUTURES CONTRACTS SOLD
(266)	CURRENCIES	287,677	0.61%
(21)	ENERGY	(29,917)	(0.06)%
(115)	FINANCIALS	44,050	0.09%
(236)	GRAINS	273,141	0.58%
(3)	INDEX	(250)	0.00%
(4)	MATERIALS	(10,675)	(0.02)%
(11)	MEATS	(5,920)	(0.01)%
(52)	METALS	188,140	0.40%
	TOTAL FUTURES CONTRACTS SOLD	746,246	1.59%
	TOTAL FUTURES CONTRACTS	2,096,940	4.45%
	OTHER ASSETS IN EXCESS OF OTHER LIABILITIES	44,936,837	95.55%
	TOTAL MEMBER’S CAPITAL	$47,033,777	100.00%

Percentages shown represent a percentage of member’s capital as of December 31, 2013.

The accompanying notes are an integral part of these financial statements.

Sydling WNT Master Fund LLC

Statement of Operations

For the period from February 19, 2013 (commencement of trading operations) to
December 31, 2013

(Expressed in U.S. Dollars)

INVESTMENT INCOME

Interest income	$11,371
Total Investment Income	11,371

EXPENSES

Brokerage, clearing and transaction fees	1,209,244
Professional fees	85,000
Organizational expenses	11,955
Total Expenses	1,306,199
Net Investment (Loss)	(1,294,828)

NET REALIZED AND UNREALIZED GAIN/(LOSS) FROM DERIVATIVE INSTRUMENTS

Net realized gain from futures	1,772,152
Net change in unrealized appreciation on futures	2,096,940
Net Realized and Unrealized Gain from Derivative Instruments	3,869,092
Net Income	$2,574,264

The accompanying notes are an integral part of these financial statements.

Sydling WNT Master Fund LLC

Statement of Changes in Member’s Capital

For the period from February 19, 2013 (commencement of trading operations) to
December 31, 2013

(Expressed in U.S. Dollars)

INCREASE IN MEMBER’S CAPITAL FROM OPERATIONS
Net investment (loss)	$(1,294,828)
Net realized gain from derivative instruments	1,772,152
Net change in unrealized appreciation on derivative instruments	2,096,940
Net Income	2,574,264

INCREASE IN MEMBER’S CAPITAL FROM CAPITAL TRANSACTIONS
Subscriptions	47,097,484
Redemptions	(2,637,971)
Net Increase in Member’s Capital Derived from Capital Transactions	44,459,513
Net Increase in Member’s Capital	47,033,777
Member’s Capital at Beginning of Period	—
Member’s Capital at End of Period	$47,033,777

The accompanying notes are an integral part of these financial statements.

Sydling WNT Master Fund LLC

Financial Highlights

For the period from February 19, 2013 (commencement of trading operations) to
December 31, 2013

(Expressed in U.S. Dollars)

The following represents the ratios to average member’s capital and other supplemental information for the period indicated:

Ratio/Supplemental Data:
Ratio of net investment loss to average member’s capital (a)	(3.84)%
Ratio of total expenses to average member’s capital (a)	3.87%
Total return (b)	6.99%
Member’s capital at end of period	$47,033,777

Total return and the ratios to average member’s capital are calculated for investor’s capital taken as a whole.  An individual investor’s capital may vary from these ratios and total return based on the timing of capital transactions.

(a)         The ratios to average member’s capital are annualized.  The average member’s capital used in the above ratios are calculated by using member’s capital after period-end withdrawals.

(b)         Total return assumes a purchase of an interest in the Master Fund at the beginning of the period and a sale of the Master Fund interest on the last day of the period noted.  For the period from February 19, 2013 (commencement of trading operations) to December 31, 2013 where the period is less than the fiscal year, total return has not been annualized.

The accompanying notes are an integral part of these financial statements.

Sydling WNT Master Fund LLC

Notes to Financial Statements

December 31, 2013

(Expressed in U.S. Dollars)

1.                                      Organization

Sydling WNT Master Fund LLC (the “Master Fund”) is a Delaware limited liability company formed on August 7, 2012.  Trading operations of the Master Fund commenced on February 19, 2013.  The Master Fund’s investment objective is to seek to achieve capital appreciation through speculative trading in U.S. and international futures, options on futures and forward markets.  The Fund may also engage in swap and other derivate transactions upon approval of Sydling.

The member of the Master Fund appointed Sydling Futures Management LLC (“Sydling”) as the member designee (the “Member Designee”) to manage the business and affairs of the Master Fund and to act as the Master Fund’s commodity pool operator.  Sydling is registered as a commodity pool operator and a commodity trading advisor and is a member of the National Futures Association (“NFA”) effective August 10, 2011.  Sydling, a wholly owned subsidiary of UBS Alternatives LLC, was formed on August 4, 2011.  UBS Alternatives LLC is a wholly owned subsidiary of UBS Americas Inc. which ultimately is a subsidiary of UBS AG.

The Master Fund’s investors consist exclusively of Cavendish Futures Fund LLC (the “Feeder”).  The Feeder invests substantially all of its assets in the Master Fund.

Winton Capital Management Limited (the “Advisor” or “WNT”) serves as the trading advisor to the Master Fund and the Feeder.

BNY Mellon Investment Servicing (US) Inc. serves as administrator (the “Administrator”) of the Master Fund.

UBS Securities LLC (“UBS”) is the commodity broker (the “Commodity Broker”) for the Master Fund.  UBS is also an affiliate of Sydling.

2.                                      Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2011-11, Disclosures about Offsetting Assets and Liabilities, which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this

Sydling WNT Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

2.                                      Recent Accounting Pronouncements (continued)

disclosure is to facilitate comparison between those entities that prepare their financial statements on International Financial Reporting Standards (“IFRS”). The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Master Fund should also provide the disclosures retrospectively for all comparative periods presented.  The impact of the pronouncement was not material as the Master Fund has presented both net unrealized gains and losses on open future contracts on the statement of operations and disclosed gross unrealized gains and losses in Note 6, “Trading Activities”.

In June 2013, the FASB issued ASU No. 2013-08, Financial Services — Investment Companies (Topic 946), which creates a two-tiered approach to assess whether an entity is an investment company. The guidance will also require an investment company to measure non-controlling ownership interests in other investment companies at fair value and will require additional disclosures relating to investment company status, any changes thereto and information about financial support provided or contractually required to be provided to any of the investment company’s investees. The guidance is effective for financial statements with fiscal years beginning on or after December 15, 2013 and interim periods within those fiscal years.  The Master Fund is an investment company as described in ASU No. 2013-08.  The Master Fund carries its investments at fair value and therefore, there is no impact to the Master Fund’s financial statements as a result of adopting the pronouncement.

3.                                      Significant Accounting Policies

a.              Use of Estimates

The preparation of financial statements and accompanying notes in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in member’s capital from operations during the reporting period.  Actual results could differ from those estimates.

b.              Statement of Cash Flows

The Master Fund is not required to provide a Statement of Cash Flows in accordance with Accounting Standard Codification (“ASC”) 230, Statement of Cash Flows.

Sydling WNT Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

3.                                      Significant Accounting Policies (continued)

c.               Fair Value Measurements

The Master Fund values its investments at fair value, in accordance with U.S. GAAP, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Various inputs are used in determining the fair value of the Master Fund’s investments which are summarized in the three broad levels listed below.

Level 1 — quoted prices (unadjusted) in active markets for identical assets.

Level 2 — other significant observable inputs (including quoted prices for similar assets.)

Level 3 — significant unobservable inputs (including the Master Fund’s own assumptions and indicative non-binding broker quotes.)

The Master Fund recognizes transfers into and out of the levels indicated above at the end of the reporting period.  During the period from February 19, 2013 (commencement of trading operations) to December 31, 2013, there were no transfers amongst Levels 1, 2 and 3 of the valuation hierarchy.

U.S. GAAP provides guidance in determining whether there has been a significant decrease in the volume and level of activity for an asset or liability when compared with normal market activity for such asset or liability (or similar assets or liabilities).  U.S. GAAP also provides guidance on identifying circumstances that indicate a transaction with regards to such an asset or liability is not orderly.  In its consideration, the Master Fund must consider inputs and valuation techniques used for each class of assets and liabilities.  Judgment is used to determine the appropriate classes of assets and liabilities for which disclosures about fair value measurements are provided.

Fair value measurement disclosure for each class of assets and liabilities requires greater disaggregation than the Master Fund’s line items in the Statement of Financial Condition.  The Master Fund determines the appropriate classes for those disclosures on the basis of the nature and risks of the assets and liabilities and their classification in the fair value hierarchy (i.e., Level 1, Level 2, and Level 3).

For assets and liabilities measured at fair value on a recurring basis during the year, the Master Fund provides quantitative disclosures about the fair value measurements separately for each class of assets and liabilities, as well as a reconciliation of beginning and ending balances of Level 3 assets and liabilities broken down by class.

Sydling WNT Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

3.                                      Significant Accounting Policies (continued)

c.               Fair Value Measurements (continued)

The Master Fund considers prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets (Level 1).  The values of non exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers who derive fair values for those assets from observable inputs (Level 2).  As of and for the period from February 19, 2013 (commencement of trading operations) to December 31, 2013, the Master Fund did not hold any derivative instruments for which market quotations are not readily available and which are priced by broker-dealers who derive fair values for these assets from observable inputs (Level 2) or that are priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).  The gross presentation of the fair value of the Master Fund’s derivatives by instrument type is shown in Note 6, “Trading Activities”.

The following is a summary of the Master Fund’s investments at fair value.  The inputs or methodology used for valuing derivative instruments are not necessarily an indication of the risk associated with investing in those derivative instruments.

ASSET TABLE

Description	Total Fair Value at December 31, 2013	Level 1	Level 2	Level 3
Futures Contracts	$2,096,940	$2,096,940	$—	$—
Total Assets	$2,096,940	$2,096,940	$—	$—

The Master Fund trades futures contracts.  A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a derivable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash.  Payments (“variation margin”) may be made or received by the Master Fund each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master Fund.  When the contract is closed, the Master Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.  Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded.  Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statement of Operations.

Sydling WNT Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

3.                                      Significant Accounting Policies (continued)

c.               Fair Value Measurements (continued)

The fair value of the Master Fund’s assets and liabilities which qualify as financial instruments approximates the carrying amounts presented in the Statement of Financial Condition.

d.              Redemptions Payable

Pursuant to ASC Topic 480, Distinguishing Liabilities from Equity, capital withdrawals effective December 31, 2013 have been reflected as redemptions payable in the Statement of Financial Condition.

e.               Cash

Cash represents cash held on deposit and in segregated accounts with UBS.  The Master Fund considers all cash and short term deposits with original maturity of three months or less when purchased to be cash or cash equivalents.  There are no cash equivalents held as at December 31, 2013.  Cash includes cash margin of $5,352,928 held by UBS against open derivative positions at December 31, 2013.

f.                Income and Expenses Recognition

All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated to the Feeder at the time of such determination.

g.              Master Fund Expenses

The Master Fund bears all expenses incurred in its business, including, but not limited to, the following: all costs and expenses related to portfolio transactions and positions for the Master Fund’s account; legal fees; accounting and auditing fees; custodial fees; costs of computing the Master Fund’s member’s capital value, including valuation services provided by third parties; all costs with respect to communications to investors; and other types of expenses approved by the member.

h.              Member’s Capital Value

Member’s capital of the Master Fund is calculated by the Administrator as of the close of business at the end of any fiscal period in accordance with the valuation principles set forth below or as may be determined from time to time pursuant to policies established by the member.

Sydling WNT Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

3.                                      Significant Accounting Policies (continued)

h.              Member’s Capital Value (continued)

Profits and losses from trading in the Master Fund, net of transaction fees, will be allocated pro rata to the capital account of the Feeder based on the member’s capital in the capital account compared to the aggregate member’s capital of all other capital accounts in the Master Fund.  The Master Fund’s expenses will be charged pro rata to the capital accounts of the Feeder.

i.                 Income Taxes

The Master Fund is classified as a partnership for U.S. federal income tax purposes and will not pay U.S. federal income tax.  As a result, no income tax liability or expense has been recorded in the financial statements.

U.S. GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.

Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  Management has analyzed the Master Fund’s tax positions for the open tax period and has concluded that no provision is required in the Master Fund’s financial statements.  The Master Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the Statement of Operations.  For the period from February 19, 2013 (commencement of trading operations) to December 31, 2013, the Master Fund did not incur any interest or penalties.

4.                                      Related Party Transactions and Other Agreements

a.              Limited Liability Company Agreement

The Member Designee administers the business affairs of the Master Fund including selecting one or more advisors to make trading decisions for the Master Fund.

b.              Trading Advisory Agreement

The Member Designee, on behalf of the Master Fund, has entered into an advisory agreement (the “Trading Advisory Agreement”) with the Advisor, a registered commodity trading advisor.  The Advisor is not affiliated with the Member Designee or UBS and is not responsible for the

Sydling WNT Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

4.                                      Related Party Transactions and Other Agreements (continued)

b.              Trading Advisory Agreement (continued)

organization or operation of the Master Fund.  The Trading Advisory Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master Fund.  All advisory fees in connection with the Trading Advisory Agreement shall be borne by the Feeder.  The Trading Advisory Agreement may be terminated upon notice by either party.

c.               Customer Agreement

The Master Fund has entered into a customer agreement (the “Customer Agreement”) with UBS whereby UBS provides services which include, among other things, the execution of transactions for the Master Fund’s account in accordance with orders placed by the Advisor.

With respect to transactions in the Master Fund that are allocable to the Feeder, the Feeder will pay UBS a monthly brokerage fee equal to 3.5% per year of adjusted member’s capital allocated pro rata from the Master Fund.  In addition, the Feeder will pay or reimburse UBS its allocable share of all actual transaction fees (including floor brokerage, exchange, clearing, give-up, user and NFA fees) estimated at approximately 0.50% of member’s capital per year.

For the period from February 19, 2013 (commencement of trading operations) to December 31 2013, the Master Fund incurred brokerage commissions and trading fees of $1,209,244 of which the brokerage commissions of $139,484 remained payable and are reflected on the Statement of Financial Condition as of December 31, 2013.

5.                                      Organization Costs

In 2013, organization costs of $11,955 relating to the formation of the Master Fund were initially paid by UBS Financial Services Inc., an affiliate of Sydling and a selling agent for the Feeder.

6.                                      Trading Activities

The Master Fund was formed for the purpose of trading contacts in a variety of commodity interests, including derivative financial instruments and derivative commodity instruments.  The results of the Master Fund’s trading activities are shown in the Statement of Operations.

Sydling WNT Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

6.                                      Trading Activities (continued)

The Customer Agreement between the Master Fund and UBS gives the Master Fund the legal right to net unrealized gains and losses on open futures contracts.  Futures contracts are executed on exchanges and are typically liquidated by entering into offsetting contracts.  The Master Fund nets, for financial reporting purposes, the unrealized gains and losses on open futures contracts on the Statement of Financial Condition.

All of the commodity interests owned by the Master Fund are held for trading purposes.  The average number of futures contracts traded for the period from February 19, 2013 (commencement of trading operations) to December 31, 2013, based on a monthly calculation, was 1,149.

The Master Fund is required to present enhanced information in order to provide users of financial statements with an improved degree of transparency and understanding of how and why an entity uses derivative instruments, how derivative instruments are accounted for, and how derivative instruments affect an entity’s financial position, results of operations and its cash flows.  In order to provide such information to financial statement users, the Master Fund provides qualitative disclosures about an entity’s associated risk exposures, quantitative disclosures about fair value amounts of derivative instruments and the gains and losses from derivative instruments.

Sydling WNT Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

6.                                      Trading Activities (continued)

The following table indicated the gross fair values of derivative instruments of futures contracts as separate assets and liabilities as of December 31, 2013.

December 31, 2013
ASSETS
Futures Contracts
Currencies	$527,958
Energy	53,283
Financials	128,028
Grains	280,638
Index	1,611,382
Meats	1,150
Metals	191,061
Total unrealized appreciation on open futures contracts	$2,793,500

LIABILITIES
Futures Contracts
Currencies	$(10,366)
Energy	(44,690)
Financials	(510,504)
Grains	(63,231)
Index	(1,288)
Industrials	(396)
Materials	(10,675)
Meats	(25,960)
Metals	(29,450)
Total unrealized depreciation on open futures contracts	$(696,560)

Net unrealized appreciation on open futures contracts	$2,096,940 *

* These amounts are in “Net unrealized appreciation on open futures contracts” on the Statement of Financial Condition.

Sydling WNT Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

6.                                      Trading Activities (continued)

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the period from February 19, 2013 (commencement of trading operations) to December 31, 2013.

For the period ended
December 31, 2013
Gain (loss)
Sector	from trading
Currencies	$808,460
Energy	(1,016,108)
Financials	(2,394,770)
Grains	848,011
Index	4,549,702
Industrials	(20,075)
Materials	(44,605)
Meats	32,135
Metals	1,106,342
$3,869,092 **

** These amounts are in “Net Realized and Unrealized Gain from Derivative Instruments” on the Statement of Operations.

The volume of activity of futures contracts that are presented in the Condensed Schedule of Investments is consistent with the average daily activity during the period ended December 31, 2013.

Sydling WNT Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

7.                                      Financial Instruments Risks

In the normal course of business, the Master Fund, is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments.  These financial instruments may include futures, forwards and options on futures whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument.  These instruments may be traded on an exchange or over-the-counter (“OTC”).  Exchange-traded instruments are standardized and include futures and certain forward and options contracts.  OTC contracts are negotiated between contracting parties and include certain swaps, forwards and options contracts. Specific market movements of commodities or futures contracts underlying an option cannot accurately be predicted.  The purchaser of an option may lose the entire premium paid for the option.  The writer, or seller, of an option has unlimited risk.  Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk.  In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.  For the period from February 19, 2013 (commencement of trading operations) to December 31, 2013 the Master Fund traded futures contracts only.

The risk to the members that have purchased interests in the Master Fund is limited to the amount of their capital contributions to the Master Fund and their share of the Master Fund’s assets and undistributed profits.  This limited liability is a consequence of the organization of the Master Fund as a limited liability company under applicable law.

Market risk is the potential for changes in the value of the financial instruments traded by the Master Fund due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices.  Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.  The Master Fund is exposed to a market risk equal to the value of futures contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract.  The Master Fund’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statement of Financial Condition and not represented by the contract or notional amounts of the instruments.  The Master Fund has credit risk and concentration risk because the sole counterparty or broker with respect to the Master Fund’s assets is UBS or a UBS affiliate.  Credit risk with respect to exchange-traded instruments is reduced

Sydling WNT Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2013

(Expressed in U.S. Dollars)

7.                                      Financial Instruments Risks (continued)

to the extent that through UBS, the Master Fund’s counterparty is an exchange or clearing organization.  Futures contracts are conducted through regulated exchanges which have margin requirements, and are settled in cash on a daily basis, thereby minimizing credit risk.

8.                                      Subsequent Events

Management has evaluated the impact of all subsequent events on the Master Fund through the date these financial statements were available to be issued.  Subsequent to year end additional subscriptions were received from the Feeder totaling $13,293,480.  Subsequent to year end redemptions were paid to the Feeder totaling $515,563.  Management has determined that there were no additional subsequent events requiring recognition or disclosure in the financial statements.